UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Braemar Hotels and Resorts Inc.
(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Michael Cricenti
Jennifer M. Hill
Betsy L. McCoy
Steven J. Pully
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 2, 2024, Blackwells Capital LLC (“Blackwells”) sent a letter to representatives of Braemar Hotels & Resorts, Inc. (the “Company”) demanding that the board of directors of the Company (the “Board”) immediately investigate potential breaches of fiduciary duty and/or other wrongdoing, including potential violations of the federal securities laws, by members of the Board and senior management with respect to mismanagement or self-dealing in connection with the various contracts entered into with Ashford Inc. (“Ashford”) and its affiliates; the fees resulting from these contracts; and the Related Party Transactions Committee’s review and approval of such related-party transactions with Ashford and its affiliates. A copy of the letter is attached hereto as Exhibit 1.

Also on May 2, 2024, Blackwells sent a letter to representatives of the Company demanding that the Board immediately investigate Mr. Monty Bennett’s improper actions and the potential breaches of fiduciary duty and/or other wrongdoings related to The Dallas Express. A copy of the letter is attached hereto as Exhibit 2.

On May 3, 2024, Blackwells posted a copy of each letter on its website, www.NoMoreMonty.com.

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IMPORTANT ADDITIONAL INFORMATION

Blackwells, Blackwells Onshore I LLC, Jason Aintabi, Michael Cricenti, Jennifer M. Hill, Betsy L. McCoy and Steven J. Pully (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of the Corporation for the 2024 Annual Meeting. On April 3, 2024, the Participants filed with the Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying WHITE proxy card in connection with their solicitation of proxies from the stockholders of the Corporation.

ALL STOCKHOLDERS OF THE CORPORATION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE CORPORATION, BY SECURITY HOLDINGS OR OTHERWISE.

The definitive proxy statement and an accompanying WHITE universal proxy card will be furnished to some or all of the Corporation’s stockholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, upon request. Requests for copies should be directed to Blackwells.

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Exhibit 1

Robert Ritchie rritchie@velaw.com

Tel +1.214.220.7823

May 2, 2024

Alex Rose

Executive Vice President, General Counsel and Secretary

Braemar Hotels & Resorts, Inc.

14185 Dallas Parkway, Suite 1200

Dallas, Texas 75254

Richard M. Brand

200 Liberty Street

New York, NY 10281

richard.brand@cwt.com

Via Email

Dear Sirs:

I write on behalf of Blackwells Capital LLC (“Blackwells”), an investment manager that beneficially owns approximately 920,100 shares of common stock of Braemar Hotels & Resorts, Inc. (NYSE: BHR, BHR-PB, BHR-PD) (the “Company” or “Braemar”). On October 21, 2023, Blackwells made a demand to the Company to investigate the deeply conflicted board and its approval of self-interested transactions to the detriment of Braemar stockholders, and to take immediate action to undo the harm caused under the reckless watch of the Company’s board of directors (the “Board”). The January 9, 2024 response from the Review Committee of the Board failed to provide satisfactory reasons how the purported investigation was conducted. Furthermore, the subsequent decision of the full board resolving to not take any action was inappropriate because many of the board members are deeply conflicted and beholden to Monty Bennett (“Mr. Bennett”).

As we continue to learn more about the Company and its relationships, we have become more alarmed of the issues expressed in our prior demand letter. Thus, we write this letter to further express our concern to the Board regarding potential breaches of fiduciary duty and/or corporate wrongdoing, including potential violations of the federal securities laws, by members of the Board and senior management with respect to Braemar’s mismanagement and self-dealing that permits Mr. Bennett and Ashford Inc. and its various affiliates to siphon stockholder value to the detriment of Braemar’s stockholders.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 velaw.com

May 2, 2024 Page 2

Specifically, Braemar entered into an Advisory Agreement with Ashford Inc. (“Ashford”) and Ashford Hospitality Advisors LLC (“Ashford LLC”) to provide all services relating to asset management, financing, and operations of the Company; a Master Hotel Management Agreement with Remington Lodging & Hospitality LLC (“Remington”) to provide hotel management, design, and construction services for various of the Company’s hotels; and a Master Project Management Agreement with Premier Project Management LLC (“Premier”) for design and construction services.1 Ashford LLC, Remington, and Premier (collectively, and together with all Ashford subsidiaries, “Ashford Affiliates”) are all subsidiaries of Ashford Inc.—a company that Mr. Bennett (Chairman of the Board, as well as Chief Executive Officer and Chairman of the board of directors of Ashford Inc.) and his family own approximately 19 percent in Ashford Inc., plus convertible stock that, if converted, would increase their ownership percentage in Ashford Inc. to 65 percent.2

These transactions are not in the best interest of Braemar’s stockholders. Instead, they are in the best interests of Mr. Bennett and Ashford. Braemar’s Annual Report for the fiscal year ending December 31, 2023 (Form 10-K) makes multiple disclosures demonstrating that Braemar’s Board and senior management have failed to ensure such conflicted and self-interested transactions are fair and on equal footing with non-related third-party transactions. In fact, Braemar’s 2023 Annual Report discloses that the Advisory Agreement with Ashford; the Hotel Management Agreement and Mutual Exclusivity Agreement (“MEA”) with Remington; and the Project Management Agreement with Premier were not “negotiated on an arms-length basis.”3 Thus, there is a credible basis to believe that, in its dealings with Mr. Bennett and the Ashford Affiliates, Braemar has engaged in corporate wrongdoing.

And, as a result of these conflicted negotiations, the Advisory Agreement permits Ashford to double-dip, allowing it to “perform[   ] through one or more of its Affiliates…all services relating to…operations of the Company.”4 With this authority, Ashford has unsurprisingly enlisted various entities in which it has an ownership interest to provide a host of services to Braemar. Such services include, but are not limited to, “design and construction services, debt placement and related services, audio visual services, real estate advisory and brokerage services, insurance policies covering general liability, workers compensation and business automobile claims, insurance claims services, hypoallergenic premium rooms, watersport activities, travel/transportation services, mobile key technology and broker-dealer services, and cash management services.”5

[1]	See Braemar’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023 (“2023 10-K”) at 4, 37, 40–41.
[2]	Id. at 4.
[3]	See id. at 55, 63.
[4]	Id. at Ex. 10.1 (Advisory Agreement, § 2.1) (emphasis added).
[5]	Id. at 4.

May 2, 2024 Page 3

This credible basis is only enhanced by the fact that the fees paid to Ashford “will never be less than the average of [    ] [the Company’s] industry peers.”6 In fact, the fees Braemar has paid to Ashford over the last 10 years have grown nearly 575%.7 And, as it relates to the Hotel Management Agreement with Remington, the Company is “required to make minimum base hotel management fee payments which must be paid even if revenues at [the Company’s] hotels decline significantly.”8 However, 11 of the 12 Hotel Management Agreements the Company has entered into with non-Ashford affiliated third parties—Hilton, Marriott, Four Seasons, Accor, and Hyatt—do not require Braemar to make such minimum payments.9 Such favorable terms that are included in the Hotel Management Agreement with Remington, but not in 11 of the 12 independent agreements, illuminate the corporate wrongdoing that Blackwells is concerned with and are further evidence that the Board is taking actions against the best interests of stockholders.

In addition, the various agreements with the Ashford Affiliates also contain problematic entrenchment provisions that ensure Mr. Bennett and the Ashford Affiliates maintain control over Braemar. Section 2.4(a) of the Advisory Agreement obligates Braemar to nominate directors “designated by the Advisor” as director candidates to ensure “the Advisor designees constitute as nearly as possible 29%” of the Board.10 However, Braemar has not disclosed to stockholders in its proxy materials which director nominees were “designated by the Advisor” for the 2024 election. Indeed, it is entirely possible that the Ashford designees are on the Related Party Transactions Committee (the “Conflicts Committee”)—a committee that vets and approves related-party transactions that affect Braemar. And, even if not, such information amounts to a potential conflict of interest that is material and stockholders are entitled to this information in order to fully and fairly inform their votes on director candidates.

Similarly, as it relates to the MEA Braemar signed with Remington, Remington may terminate the exclusivity rights early if “Monty J. Bennett is removed as [Braemar’s] chief executive officer or as chairman of [the Company’s] board of directors or is not re-appointed to either position.”11 And, Braemar may terminate the agreement early if Remington “is no longer controlled by Mr. Monty J. Bennett or Mr. Archie Bennett, Jr.”12 Blackwells has concerns about how the MEA with Remington benefits Braemar’s stockholders, yet, is completely terminable if Mr. Bennett (or his presumed heir) no longer controls Remington or Braemar.

[6]	See id. at 55.
[7]	Based on (i) a combined total of (A) advisory services fees paid to Ashford of approximately $31.1 million, as disclosed in Braemar’s Form 10-K (March 14, 2024), (B) additional fees for products and services provided by Ashford (or entities in which Ashford has an interest) of approximately $30.2 million, as disclosed in the Form 10-K, and (C) the cash management fee paid to Ashford of approximately $117,000, based on 20 bps of the year-end cash and cash equivalents balance for the year ended December 31, 2023 compared to (ii) approximately $9.1 million (calculated by annualizing the total advisory fees paid to Ashford from November 19, 2013 through December 31, 2013, as disclosed in Braemar’s Annual Report for the year ended December 31, 2013, filed on Form 10-K with the SEC on March 31, 2014).
[8]	2023 10-K at 55.
[9]	See id. at 29–31.
[10]	Id. at Ex. 10.1 (Advisory Agreement, § 2.4(a)) (emphasis added).
[11]	Id. at 45; see also id. at Ex. 10.3 (Mutual Exclusivity Agreement, § 3(a)(i)).
[12]	Id. at 45; see also id. at Ex. 10.3 (Mutual Exclusivity Agreement, § 3(b)(ii)).

May 2, 2024 Page 4

It is unclear how either of these provisions in the Advisory Agreement or the MEA serve any legitimate business purpose. Rather, it appears that these conflicted transactions are being entered into for the financial benefit of Mr. Bennett and Ashford. In addition, these are improper entrenchment mechanisms by Mr. Bennett and Ashford to maintain control over Braemar to the detriment of its stockholders.

While Braemar contends that the conflicts of interest between Braemar and Ashford are “minimized” because all “related party transactions are approved by either the Related Party Transactions Committee or the independent members of its board of directors,” the persistent one-sided and self-interested transactions discussed above prove that these “safeguards” remain illusory.13 In fact, the so-called “independent” members of the Conflicts Committee include Mr. Rinaldi and Ms. Carter—both of whom are long-time loyalists of Mr. Bennett. Texas Monthly recently reported that Mr. Rinaldi “had been made an asset of the Bennett empire” when Mr. Bennett “made Rinaldi a director of one of his [REITs]” even though “[t]his was a dramatic departure from Rinaldi’s previous work experience.”14 That article reported that Mr. Rinaldi “caught a lucky break” when “he met Monty Bennett,” who helped “fund Rinaldi’s tentative first steps into elected politics.”15 Mr. Rinaldi was later elected to the Texas Legislature. The same article went on to report that “Rinaldi was not the only future state representative” that Mr. Bennett employed in his effort to “gain influence in the Legislature.”16 Mr. Bennett also “acquired Stefani Carter, who represented a Dallas-area district in the [Texas] House from 2011 to 2015.”17 Like Rinaldi, Mr. Bennett funded Ms. Carter’s political campaign.18 Both now serve together as “independent” directors of Braemar on the Conflicts Committee. Perhaps recognizing these conflicted relationships, Braemar acknowledged that the Conflicts Committee “may not be adequate to address all of the conflicts that may arise.”19 Blackwells’ concern is exactly this—that the “independent” members on the Conflicts Committee are not actually “independent,” but are instead beholden to Mr. Bennett and Ashford’s interests to the detriment of Braemar’s stockholders. It is of paramount importance to Braemar and its stockholders that the Conflicts Committee, and the members on it, are truly independent and provide adequate guardrails to ensure Braemar’s Board and senior management are faithfully carrying out its fiduciary obligations to its stockholders.

[13]	Id. at 28.
[14]	Christopher Hooks, Sinners in the Hands of an Angry GOP, Texas Monthly (Dec. 2023), https://perma.cc/X82Q-GC5G.
[15]	Id.
[16]	Id.
[17]	Id.
[18]	See Questions and Answers, Ashford Hospitality Prime (Mar. 2016), https://perma.cc/GW9W-XBK2.
[19]	2023 10-K at 66.

May 2, 2024 Page 5

To the contrary, the compelling evidence demonstrates that the Board and the Conflicts Committee are beholden to Mr. Bennett and Ashford and are elevating the interests of Mr. Bennett and Ashford over the interests of Braemar stockholders, and that Mr. Bennett is breaching his fiduciary duty to Braemar by elevating his own interests and those of Ashford over the interests of the stockholders of Braemar as a dual fiduciary.

Blackwells hereby demands that the Board immediately investigate potential breaches of fiduciary duty and/or other wrongdoing, including potential violations of the federal securities laws, by members of the Board and senior management with respect to mismanagement or self-dealing in connection with the various contracts entered into with Ashford and its affiliates; the fees paid resulting from these contracts; and the Conflicts Committee’s review and approval of such related-party transactions with Ashford and its affiliates. If the Company fails to take immediate action, then Blackwells is prepared to take all necessary action to unlock value for stockholders and, to the extent possible, to undo the harm that has been caused under the reckless watch of the Board.

Please promptly let us know how the Board will respond to this letter.

Very truly yours,

/s/ Robert Ritchie
Robert Ritchie

Exhibit 2

Robert Ritchie rritchie@velaw.com

Tel +1.214.220.7823

May 2, 2024

Alex Rose

Executive Vice President, General Counsel and Secretary

Braemar Hotels & Resorts, Inc.

14185 Dallas Parkway, Suite 1200

Dallas, Texas 75254

Richard M. Brand

200 Liberty Street

New York, NY 10281

richard.brand@cwt.com

Via Email

Dear Sirs:

I write on behalf of Blackwells Capital LLC (“Blackwells”), an investment manager that beneficially owns approximately 920,100 shares of common stock of Braemar Hotels & Resorts, Inc. (NYSE: BHR, BHR-PB, BHR-PD) (the “Company” or “Braemar”), to express its concern to the independent members of the Company’s board of directors (the “Board”) that Braemar Founder and Chairman, Monty Bennett (“Mr. Bennett”), has misused Dallas Express Media (the “Dallas Express”), a purported 501(c)(3) non-profit corporation, for the private benefit of the Company. As discussed below, these improper actions expose Braemar to litigation, expense, and liability. Blackwells thus demands that the Board immediately investigate the potential breaches of fiduciary duty and/or other wrongdoing related to Mr. Bennett’s dealings with the Dallas Express.

Mr. Bennett and his wife, Sarah Zubiate-Bennett, are the co-founders of the Dallas Express. Together, they make up two-thirds of the Dallas Express’s three member board.1 In order for the Dallas Express to maintain its status as a tax-exempt 501(c)(3) non-profit corporation, it must be able to establish “that it is not organized or operated for the benefit of private interests such as designated individuals, the creator or his family or persons controlled, directly or indirectly, by such private interests.”2

Nonetheless, in recent months it has become apparent that Mr. Bennett has used the Dallas Express as a private public relations agency for the benefit of his private interests, including Braemar. Numerous examples of such activity can be found through a simple online search. For example, since November 2023, the Dallas Express has drafted five separate articles lodging attacks upon Blackwells’ Chief Investment Officer, Jason Aintabi.3 Beyond the articles’ inaccuracies, it is clear that the only reason these articles were published at all is because Mr. Bennett has instructed the Dallas Express to assist Braemar in its dealings with Mr. Aintabi.

[1]	See https://dallasexpress.com/org-structure/
[2]	26 CFR 1.501(C)(3)-1(d)(1)(ii).
[3]	See https://dallasexpress.com/?s=aintabi

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 velaw.com

The first of the articles, dated November 1, 2023, for instance, takes issue with a letter that Blackwells sent to the Board. The only quotations in the article are from Mr. Bennett himself—attacking Mr. Aintabi for supposedly “harassing” Braemar.4 In a subsequent article, the Dallas Express lodges accusations against Mr. Aintabi concerning his purported “past hotel dealings.”5 Yet another contends that Mr. Aintabi has a “history of petty lawsuits.”6 The other articles are similar.

No objective reader of these articles would have any question about their intent: Mr. Bennett is plainly using the Dallas Express as a conduit to conduct a public relations campaign against Blackwells in order to advance his private interests in a potential proxy campaign by Braemar against Blackwells. Indeed, Blackwells is aware of no other media outlet that covered Blackwells’ interactions with Braemar in any respect prior to the filing of litigation between the parties. It is beyond implausible to suggest that it is a mere coincidence that the only media outlet to find this subject newsworthy—and not merely newsworthy, but worthy of five articles—just so happens to have been founded by the Founder and Chairman of Braemar.

Mr. Bennett’s improper seizing of the Dallas Express to act as a public relations arm for his private interests places the Dallas Express at grave risk of having its 501(c)(3) tax-exempt status revoked.7 In turn, because these actions are taking place at the behest of Braemar, these actions place Braemar at risk of (i) litigation brought on behalf of the Dallas Express and/or its independent board member for bringing about the revocation of its 501(c)(3) status and (ii) the expense and distraction of an Internal Revenue Service investigation into Mr. Bennett’s malfeasance.

Blackwells thus hereby demands that the Board immediately investigate Mr. Bennett’s improper actions and the potential breaches of fiduciary duty and/or other wrongdoing related to the Dallas Express.

[4]	See https://dallasexpress.com/business-markets/vinson-elkins-helps-new-york-activist-investor-invade-texas/
[5]	See https://dallasexpress.com/national/blackwells-aintabi-accused-of-improper-conduct-in-past-hotel-dealings/
[6]	See https://dallasexpress.com/national/litigious-investor-aintabi-has-history-of-petty-lawsuits/
[7]	26 CFR 1.501(C)(3)-1(d)(1)(ii) (an organization may qualify as a 501(c)(3) only if “it serves a public rather than private interest”).

Moreover, the Board has a fiduciary duty to oversee its management. Mr. Bennett’s improper actions in connection with the Dallas Express have been flaunted on the Dallas Express’s public website for months and should have been well known by any Board member exercising his or her fiduciary duties. Blackwells thus further demands that the Board investigate its system of oversight and the negligent and/or willful misconduct of the Board—and any committee thereof, such as the Related Party Transactions Committee—in failing to adequately oversee Mr. Bennett’s improper actions with respect to the Dallas Express.

Please promptly let us know how the Board will respond to this letter.

Very truly yours,

/s/ Robert Ritchie
Robert Ritchie